Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement on Form F-3 of Manulife Financial Corporation (“MFC”) relating to the registration of its common shares under the Dividend Reinvestment and Share Purchase Plan for U.S. Shareholders of our reports dated March 17, 2009, with respect to the consolidated financial statements of MFC as at December 31, 2008 and 2007 and for the years then ended and the effectiveness of internal control over financial reporting of MFC as at December 31, 2008, filed with the Securities and Exchange Commission.
/s/
ERNST & YOUNG LLP
Chartered Accountants
Licensed Public Accountants
Toronto, Canada
May 7, 2009